Exhibit 99.1

Kontoor Brands Board of Directors Elects Tom Waldron as New Director

Wednesday, July 22 - Kontoor Brands, Inc. (NYSE: KTB) (the “Company” or “Kontoor”), today announced that Tom Waldron has been elected to the Company’s Board of Directors effective immediately. Additionally, the Company announced an increase in the size of the Board from six to seven directors.

"We’re excited to welcome Tom to Kontoor’s Board of Directors," said Scott Baxter, President, Chief Executive Officer and Chairman of the Board of Directors. " Tom’s deep expertise of the Wrangler® brand and Kontoor’s broader business will bring valuable perspective to our Board as we continue to strengthen our multi-brand platform and focus on driving long-term growth."

Mr. Waldron, 58, previously served as Executive Vice President and Chief Operating Officer of Kontoor, where he led the Wrangler® and Lee® brands globally and oversaw the Company’s supply chain, product development and innovation. Prior to that role, he served as EVP, Co-Chief Operating Officer and Global Brand President of Wrangler®, following roles of increasing responsibility in brand, merchandising, sales and operations at VF Corporation. Mr. Waldron also serves as a board member at The LYCRA Company. The LYCRA Company innovates and produces fiber and technology solutions for the apparel and personal care industries. Mr. Waldron earned a bachelor's degree in Management from the University of North Carolina at Greensboro's Bryan School of Business.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a portfolio of three of the world’s most iconic lifestyle, outdoor and workwear brands: Wrangler®, Lee® and Helly Hansen®. Kontoor is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.